Exhibit 10.1

[Form of Acknowledgment]

December [   ], 2017

Private & Confidential

[Name]
c/o Dynegy Inc.

601 Travis Street, Suite 1400

Houston, Texas 77002

Re:                             Section 280G Mitigation Acknowledgment

Dear [    ]:

Your continued services and loyalty to Dynegy Inc. (the “Company”) are very important to the Company.  I am therefore pleased to inform you that, pursuant to the terms of this letter agreement (the “Acknowledgment”), the Company will take certain compensatory actions that may mitigate the effect of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, subject to the terms set forth herein.  Those actions are intended to incentivize you to contribute towards the successful completion of the contemplated merger with Vistra Energy Corp. (the “Merger”) and to continue to use your best efforts to ensure optimal corporate performance through the closing of the Merger.

Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

1.                                      2017 Annual Incentive Bonus.

(a)                                 Assuming your continued employment with the Company or its affiliates through December 29, 2017, on such date the Company will pay you an amount in respect of your 2017 annual incentive bonus equal to [$     ] (the “Accelerated Annual Bonus Amount” and such date, the “Pre-Payment Date”), less applicable tax and other withholdings.  Your Accelerated Annual Bonus Amount is equal to [   ]% of your target annual incentive bonus for 2017.

(b)                                 In the event that the Board of Directors of the Company or a committee thereof determines that the annual incentive bonus that would become payable to you based on the actual level of achievement of the applicable service and performance metrics (the “Final Annual Bonus Amount”) differs from the Accelerated Annual Bonus Amount (including by virtue of your forfeiture of eligibility for such an annual incentive bonus, in which case the Final Annual Bonus Amount shall be deemed to be $0), you will (i) if the Final Annual Bonus Amount exceeds the Accelerated Annual Bonus Amount, be paid such excess amount by the Company in accordance with the otherwise applicable terms of the applicable Company annual incentive bonus plan or (ii) if the Accelerated Annual Bonus Amount exceeds the Final Annual Bonus Amount, repay such excess amount to the Company on an after-tax basis within fifteen (15) business days following such determination.

2.                                      Acceleration of Equity.  Effective December 29, 2017 (the “Equity Acceleration Date”), notwithstanding the provisions of the applicable award agreements, the Company shall accelerate the vesting and settlement of the restricted stock unit awards held by you as set forth on Appendix A hereto (the “Accelerated Restricted Stock Units”).

3.                                      Further Acknowledgements.  By executing this Acknowledgment:

(a)                                 You agree to maintain the confidentiality of this Acknowledgment to the extent its terms have not been publicly disclosed by the Company and to refrain from disclosing or making reference to its terms, except (i) as required by law, (ii) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice, or (iii) with your immediate family members (the parties in clauses (ii) and (iii), “Permissible Parties”); provided, the Permissible Parties agree to keep the terms and existence of this Acknowledgment confidential to the extent otherwise required hereby.

(b)                                 You agree that in the event that you are required to but fail to repay any amount pursuant to Paragraph 1(b) of this Acknowledgment, you will reimburse the Company for any reasonable fees (including reasonable attorneys’ fees) or costs it incurs in connection with seeking the repayment of such amount.

(c)                                  You acknowledge that you have read and understood this Acknowledgment, are fully aware of its legal effect, have not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and have entered into this Acknowledgment freely based on your own judgment.  You acknowledge that you have had the opportunity to consult with legal counsel of your choice in connection with your execution of this Acknowledgment.  You acknowledge that you have been advised to consult with your tax advisor regarding the tax consequences of this Acknowledgment, including the tax consequences if you are required to repay any amounts to the Company pursuant to this Acknowledgment.

4.                                      Miscellaneous.

(a)                                 This Acknowledgment may be signed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

(b)                                 This Acknowledgment shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns.

(c)                                  Neither this Acknowledgment, nor any modification thereof, nor the payment of any benefits or any other action or omission taken subject hereto shall be construed as giving you, or any person whomsoever, the right to be retained in the service of the Company or its affiliates.  Except to the extent provided under an employment agreement with the Company, your employment with the Company or its affiliates is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.

(d)                                 This Acknowledgment shall be governed by and construed and enforced in accordance with the laws of the state of Texas applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

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(e)                                  The provisions of this Acknowledgment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f)                                   The headings and captions in this Acknowledgment are provided for reference and convenience only, shall not be considered part of this Acknowledgment, and shall not be employed in the construction of this Acknowledgment.

(g)                                  This Acknowledgment constitutes the entire agreement between you and the Company with regard to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof.

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If you accept the terms and conditions of this Acknowledgment, please sign one of the two enclosed copies and return it to the undersigned on or before December 26, 2017.

Yours sincerely,

Name:
Title:

ACKNOWLEDGED AND AGREED:

Signature:	Date: December , 2017

Name:

APPENDIX A

Grant Number	Grant Date	Original Vesting Date	Number of Shares Accelerated